Exhibit 10.2
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL.
PARTNERSHIP AGREEMENT

This Partnership Agreement (this “Agreement”) is made and entered into as of February 6, 2025 (the “Effective Date”) by and between Zillow, Inc. (“Zillow”) and Redfin Corporation (“Redfin”). Zillow and Redfin may be referred to herein, collectively, as the “Parties” and, each individually, as a “Party.” This Agreement establishes the terms and conditions upon which Zillow and Redfin shall each perform certain agreed upon activities in connection with each Party’s responsibilities hereunder. In consideration of the mutual covenants and promises contained herein, the Parties, intending to be legally bound, agree as follows:

1.Payment

1.1.    Initial Payment. As promptly as reasonably practicable on the Effective Date (and in no event later than ten (10) business days following the Effective Date), Zillow shall transfer, by wire transfer of immediately available funds to Redfin an amount in cash equal to the amount set forth on Exhibit A (the “Cash Consideration Amount”), pursuant to the wire instructions set forth on Exhibit A.

1.2.     Change of Control. If at any time prior to the first anniversary of the Effective Date Zillow terminates the Content License Agreement pursuant to Section 1.2.3.3(2) of the Content License Agreement, within thirty (30) business days of the date of such termination, Redfin shall transfer, by wire transfer of immediately available funds, to Zillow an amount in cash equal to the Cash Consideration Amount. If at any time (i) between the first and third anniversary of the Effective Date Zillow terminates the Content License Agreement pursuant to 1.2.3.3(2) of the Content License Agreement, (ii) prior to the third anniversary of the Effective Date, Zillow terminates the Content License Agreement pursuant to 1.2.3.3(1) of the Content License Agreement or (iii) prior to the third anniversary of the Effective Date, Redfin terminates the Content License Agreement pursuant to 1.2.3.2(3), within thirty (30) business days of the date of such termination, Redfin shall transfer, by wire transfer of immediately available funds, to Zillow an amount in cash equal to the Cash Consideration Amount less an amount of twenty-five million dollars ($25,000,000). For the avoidance of doubt, this Section 1.2 shall survive for the duration of the Content License Agreement and beyond the Outside Date (as defined below).

2. Advertising Contracts
2.1     Definitions. As used herein:

“Affiliate” means any person, corporation, association, partnership or other entity that directly or indirectly controls or is controlled by, or is under the common control of a Party.

“Hard Transition Date” has the meaning set forth in the Content License Agreement (subject to any extensions therein).

Exhibit 10.2
“Property Management Company” means a property management company or other participant in the real estate industry that manages multi-family rental properties.

“Redfin Property” means a managed multi-family rental property of twenty-five (25) units or greater that is displayed on the Redfin Sites subject to an active paid advertising agreement with Redfin or its Affiliate as of the Effective Date.

“Redfin Property Contract” means a contract, agreement or other arrangement by and between Redfin or its Affiliates and a Redfin Property Management Company related to a Redfin Property.

“Redfin Property Management Company” means a Property Management Company that provides property management services to a Redfin Property as of the Effective Date.

“Redfin Sites” means the Redfin.com, Rent.com, Rentals.com, and Apartmentguide.com websites and their related mobile applications.

“Zillow Property” means a managed multi-family rental property of twenty-five (25) units or greater that is displayed on the Zillow Sites subject to an active paid advertising agreement with Zillow or its Affiliates as of the Effective Date.

“Zillow Sites” means Zillow.com, Hotpads.com, and Trulia.com and their related mobile applications.

2.2     Advertising Contracts. Beginning on the Effective Date and continuing through the Hard Transition Date (the “Term”), Redfin shall use its reasonable best efforts to assist and enable Zillow to enter into an agreement with each Redfin Property Management Company to provide for the display on the Zillow Sites of data and content pertaining to Redfin Properties or that provides for enhancement and/ or increased prominence on the Zillow Sites of data and content pertaining to Redfin Properties (“Advertising Contracts”). Upon the execution of an Advertising Contract between Zillow and a Redfin Property Management Company related to a Redfin Property during the Term, Redfin shall (i) have 30 (thirty) days to issue notice to terminate any Redfin Property Contract with such Redfin Property Management Company related to such Redfin Property with termination to be effective as soon as practicable and (ii) not bill such Property Management Company for any additional services related to the display or advertising of such Property Management Company’s Redfin Properties on the Redfin Sites. For the avoidance of doubt, this Section 2.2 is supplemental to Section 3 of the Content License Agreement.

2.3     Best Efforts. In furtherance of its obligations pursuant to Section 2.2 of this Agreement, during the Term, Redfin shall: (a) promptly following the Effective Date (and in no event later than ten (10) business days following the Effective Date), provide Zillow with the information set forth in Exhibit C attached hereto, in an agreed upon format, (b) promptly following the Effective Date, cause Redfin’s sales representatives

Exhibit 10.2
to introduce the applicable Zillow sales representative to each Redfin Property Management Company via email, (c) ensure that Redfin’s sales representatives work closely with Zillow’s sales representatives and provide Zillow’s sales representatives with prompt updates on all correspondence with each Redfin Property Management Company, (d) preserve sufficient sales operations, including an adequate number of sales representatives and other support staff, to continue to service each contract with and preserve relationships with each Redfin Property Management Company, (e) financially incentivize its sales representatives to effectuate the transactions contemplated by Section 2.2 of this Agreement in a manner to be agreed upon by the Parties, (f) continue to provide the same level of service (including (but not limited to) technical support, customer success, accounting, billing) to each Redfin Property Management Company as the services provided immediately prior to the Effective Date, (g) partner with Zillow on communications and marketing plans to support the transactions contemplated by Section 2.2, (h) promptly notify Zillow upon receipt of any complaint, notice of termination, or notice of intent to terminate or non-renew made by a Redfin Property Management Company, and (i) not take any actions with the purpose of frustrating the transactions contemplated by Section 2.2.

2.4     Hard Transition Date. To the extent Zillow is unable to enter into an Advertising Contract with a Property Management Company related to a Redfin Property pursuant to Section 2.2, Redfin shall take all actions necessary to cause the Redfin Property Contracts related to such Redfin Properties to terminate on or before the Hard Transition Date.

3. Governmental Inquiries. Each of the parties shall use their reasonable best efforts to prevent the initiation of any lawsuit by any governmental entity and/or the entry of any decree, judgment, injunction preliminary or permanent, or any order that would otherwise make any of the transactions contemplated by this Agreement and the Content License Agreement (the “Transactions”) unlawful, as further described in Exhibit B attached hereto.

4.     Employees

4.1.     Offers. Zillow may, in its sole discretion, extend offers of employment or contract work to certain Redfin employees and contractors that (i) act as sales representatives for Property Management Companies or in similar sales support roles supporting Redfin’s rentals advertising business or (ii) are terminated by Redfin in connection with the Transactions and identified to Zillow. All such persons who accept Zillow’s offer of employment and commence employment with Zillow or one of its Affiliates on or after the Effective Date are referred to as “Transferring Employees;” all such persons who accept Zillow’s offer of contract work and commence contract placement with Zillow or one of its Affiliates on or after the Effective Date are referred to as the “Transferring Contractors;” and the Transferring Employees and Transferring Contractors are collectively referred to as the “Transferring Workers.” Redfin shall cooperate with and use commercially reasonable efforts to assist Zillow in its efforts to secure satisfactory employment or contract arrangements with those persons to whom Zillow directly or indirectly makes offers of employment or contract work. Redfin hereby consents to the hiring and engagement by Zillow or its Affiliates of the Transferring Workers and any other former Redfin employees or independent contractors and agrees not to assert against Zillow, any Transferring Workers, or any other former Redfin employee or independent contractor any noncompetition, non-solicitation or non-disclosure or other restrictive covenant restrictions (to the extent such non-disclosure or other restrictive covenant relates to Redfin’s rentals advertising business) in connection with the hiring and engagement of such persons by Zillow or its Affiliate.

Exhibit 10.2

4.2.     No Third Party Beneficiary Rights.

4.2.1 Nothing contained in this Agreement shall create any third-party beneficiary rights in any Transferring Worker, any beneficiary or dependents thereof, or any other person, including, without limitation, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferring Worker by Zillow or under any benefit plan that Zillow may maintain.

4.2.2 Nothing contained in this Agreement shall confer upon any Transferring Worker or other person any right with respect to continued employment or contract engagement by Zillow or any Affiliate of Zillow, nor shall anything herein interfere with the right of Zillow or any such Affiliate to terminate the employment or contract of any Transferring Worker or other person at any time, with or without cause, or restrict Zillow or any Affiliate thereof in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment or contract engagement of the Transferring Workers or other persons.

5. Representations and Warranties

5.1. Redfin Representations and Warranties. Redfin represents and warrants that: (a) it is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation; (b) it has the corporate right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (c) the execution, delivery and performance of this Agreement will not conflict with, result in a breach of, or constitute a default under, any other agreement to which it is a party or by which it is bound; (d) it shall not represent itself as an agent, employee or affiliate of the other Party; and (e) it will comply with all applicable laws and regulations in the performance of its duties and exercise of its rights under this Agreement, including, to the extent applicable, federal, state and local anti-discrimination laws (including the Fair Housing Act), the Telephone Consumer Protection Act, the CAN-SPAM Act, the CCPA, and laws relating to its collection and handling of Lead Data (as defined in the Content License Agreement), data privacy, data security and intellectual property.

5.2 Zillow Representations and Warranties. Zillow represents and warrants that: (a) it is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation; (b) it has the corporate right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (c) the execution, delivery and performance of this Agreement will not conflict with, result in a breach of, or constitute a default under, any other agreement to which it is a party or by which it is bound; (d) it shall not represent itself as an agent, employee or affiliate of the other Party; (e) it will, at all applicable times, comply with all applicable laws and regulations in connection with its performance of its duties and exercise of its rights under this Agreement, including, without limitation, to the extent applicable, federal, state and local anti-discrimination laws (including the Fair Housing Act), the Telephone Consumer Protection Act, the CAN-SPAM Act, the CCPA, and laws relating to its collection and handling of Lead Data, data privacy, data security and intellectual property.

6. Indemnification.

Exhibit 10.2
6.1. Indemnification by Zillow. Zillow shall defend, indemnify and hold harmless Redfin, its Affiliates and their respective directors, officers, employees, and agents (collectively, the “Redfin Parties”) from and against any claims, liabilities, losses, damages, costs, and expenses (including, but not limited to, reasonable attorneys’ fees and costs) (collectively, “Losses”) incurred by the Redfin Parties as the result of any third-party claim or third-party demand (a “Claim”) to the extent arising out of: (a) any false representation or warranty, or material breach by Zillow of its representations and warranties contained in this Agreement; (b) any violation of law by Zillow related to or arising from the performance of this Agreement, including arising from any administrative action, investigation, inquiry or demand from a governmental entity or other regulatory body with oversight or jurisdiction over Zillow’s products, services and activities in relation to such violation of law and (c) any fraud, gross negligence or willful misconduct of Zillow, its Affiliates and their respective directors, officers, employees, and agents. Zillow’s indemnification obligations herein are subject to the condition that the Redfin Parties (i) promptly give Zillow written notice of the Claim and request for indemnification once the Redfin Parties become aware of the Claim; (ii) give Zillow sole control of the defense and settlement of the Claim (provided that Zillow may not settle any Claim unless the settlement unconditionally releases Redfin of all liability for such Claim); and (iii) provide reasonable assistance in connection with the defense (at Zillow’s reasonable expense). The failure to give notice to and request for indemnification from the Redfin Parties within a reasonable time of the commencement of any Claim under this Section will relieve Zillow of any liability to the Redfin Parties under this Section only to the extent that such failure materially prejudices Zillow’s ability to defend such Claim.

6.2. Indemnification by Redfin. Redfin shall defend, indemnify and hold harmless Zillow, its Affiliates and their respective directors, officers, employees, and agents (collectively, the “Zillow Parties”) from and against any Losses incurred by the Zillow Parties as the result of any Claim to the extent arising out of: (a) any false representation or warranty, or material breach by Redfin of its representations and warranties contained in this Agreement; (b) any alleged violation of law related to or arising from the performance of this Agreement, including arising from any administrative action, investigation, inquiry or demand from a governmental entity or other regulatory body with oversight or jurisdiction over a Redfin’s products, services and activities in relation to such violation of law and (c) any fraud, gross negligence or willful misconduct of Redfin, its Affiliates and their respective directors, officers, employees, and agents. Redfin’s indemnification obligations herein are subject to the condition that the Zillow Parties (x) promptly give Redfin written notice of the Claim; (y) give Redfin sole control of the defense and settlement of the Claim (provided that Redfin may not settle any Claim without the prior written consent of Zillow unless (i) the settlement involves only payment of money damages, (ii) the settlement does not impose any injunction or other equitable relief on, and contains no admission of wrongdoing by, the Zillow Parties; and (iii) the settlement contains a legally binding, unconditional and irrevocable release of the Zillow Parties of all liability with respect to such Claim); and (z) provide reasonable assistance in connection with the defense (at Redfin’s reasonable expense).

6.3. Control of Defense. The indemnifying Party shall not be entitled to assume control of the defense of any Claim if (a) the Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (b) such Claim seeks an injunction or equitable relief against the indemnified Party, (c) a

Exhibit 10.2
conflict of interest exists between the indemnifying Party and the indemnified Party in the Claim, or (d) the Claim relates to any review, investigation, audit, action, or proceeding initiated by any federal government agency or instrumentality, including the Consumer Financial Protection Bureau, the United States Department of Housing and Urban Development, the Federal Trade Commission, the Securities and Exchange Commission, or the Department of Justice, and/or by any government agency or instrumentality of any United States state or territory, including state attorneys general, or other agencies or regulatory bodies with oversight or jurisdiction over a Party’s products, services and activities, except the indemnifying Party shall retain the right to participate in the defense of any Claim set forth in this Section at its own expense.

7. Confidentiality.

7.1. The Parties agree and acknowledge that, as a result of negotiating, entering into and performing this Agreement, each Party has and will have access to certain of the other Party's Confidential Information (as defined below). Each Party also understands and agrees that misuse and/or disclosure of that information could adversely affect the other Party's business. Accordingly, the parties agree that each Party shall use and reproduce the other Party's Confidential Information only for purposes of exercising its rights and performing its obligations under this Agreement and only to the extent necessary for such purposes and shall restrict disclosure of the other Party’s Confidential Information to its employees, consultants, advisors, investors, or independent contractors with a need to know and shall not disclose the other Party’s Confidential Information to any third party without the prior written approval of the other Party. The foregoing obligations shall be satisfied by each Party through the exercise of at least the same degree of care used to restrict disclosure and use of its own information of like importance, but not less than reasonable care. Notwithstanding the foregoing, it shall not be a breach of this Agreement for either Party to (a) disclose the terms of this Agreement without notice to or consent of another Party as necessary to enforce any of that Party’s rights or to perform their obligations as set forth in this Agreement; (b) if legal counsel for a Party is of the opinion that the terms or conditions of this Agreement or a public statement relating to this Agreement or the transactions contemplated hereby is required by applicable law or by the rules of any applicable stock exchange, then that Party may make a disclosure or public statement limited solely to the information that such legal counsel reasonably considers to be required by such law or rules (and shall seek to obtain confidential treatment, to the extent available, for any information disclosed), provided that, to the extent feasible, such disclosing Party shall provide prior written notice to the other Party; and (c) disclose Confidential Information of the other Party if compelled to do so under law, in a judicial or other governmental investigation or proceeding, provided that, to the extent permitted by law, the other Party has been given prompt notice of such request and provide reasonable assistance, at the disclosing Party’s sole cost and expense, in objecting to the judicial or governmental requirement to disclosure or seeking a protective order or other limitations on disclosure. Without limiting the foregoing, if a Party determines that it is required to file this Agreement with the Securities and Exchange Commission, it shall provide prompt written notice to the other Party and shall cooperate with the other Party in the preparation, filing and pursuit of a request for confidential treatment of those provisions of this Agreement as may be reasonably requested by any Party. As used in this Agreement, “Confidential Information” means information about the disclosing Party’s business or activities that is proprietary or confidential, which shall include (x) the terms of this Agreement, (y) all business,

Exhibit 10.2
financial, technical and other information of a Party marked or designated by such Party as “confidential” or “proprietary”; and (z) any information which, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as confidential. “Confidential Information” will not include information that (i) is in or enters the public domain or becomes publicly available other than as a result of, directly or indirectly, a breach of this Agreement by a Party or any of its Affiliates or any of its or their respective representatives, (ii) the receiving Party lawfully receives from a third party on a non-confidential basis without restriction on disclosure and without breach of a non-disclosure obligation, (iii) the receiving Party or its Affiliates or its or their respective representatives knew or was in possession of such information on a non-confidential basis prior to receiving such information from the disclosing Party, or (vi) the receiving Party or its Affiliates or its or their respective representatives acquires or develops independently without reference to or use of, in whole or in part, any of the other Party’s Confidential Information. Each Party acknowledges that the other Party may already possess or have developed products, services or information similar to or competitive with those of the other Party disclosed in or by the Confidential Information. Nothing herein shall restrict either Party's right to develop, use or market any products or services as long as it shall not thereby breach this Agreement.

8. Limitation of Liability.

8.1. WITH THE EXPRESS EXCEPTION OF A PARTY’S INDEMNIFICATION OR CONFIDENTIALITY OBLIGATIONS HEREUNDER, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF WHETHER SUCH LIABILITY SOUNDS IN CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY, WARRANTY, OR OTHERWISE. IN NO EVENT SHALL EITHER PARTY’S LIABILITY FOR ANY SINGLE CLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER SUCH LIABILITY SOUNDS IN CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY, WARRANTY, OR OTHERWISE, EXCEED [*].

9. Miscellaneous.

9.1 Nondisparagement. Commencing on the Effective Date and continuing for the duration of the Term, each Party shall use reasonable and good faith efforts to not, and shall cause its Affiliates to use reasonable and good faith efforts to not, directly or indirectly, (a) engage in any deceptive, misleading, illegal, or unethical practices with respect to the other Party, (b) intentionally make, publish or communicate on any Redfin Site or Zillow Site, as applicable, or in any public forum any comments or statements concerning the other Party’s or any of its Affiliates’ products, services or businesses that are untruthful or reckless, (c) disparage, dilute or diminish the other Party’s or any of its Affiliates’ rentals-related products or services if such disparagement, ridicule or diminishing would have a material detrimental impact on Zillow’s ability to provide Licensed Content (as defined in the Content License Agreement) to Redfin or Redfin’s ability to provide Leads (as defined in the Content License Agreement) to Zillow, or (c)

Exhibit 10.2
use the other Party’s or its Affiliates’ Proprietary Marks (as defined in the Content License Agreement) in a misleading manner.

9.2. Assignment. Neither Party may assign, delegate or transfer this Agreement or any right, interest, or benefit under this Agreement, or allow this Agreement to be assumed by any third party without the prior written consent of the other Party. Any such assignment, delegation, transfer or assumption without prior consent shall be wholly void and invalid. Notwithstanding the foregoing, and without in any way limiting the provisions of Section 1.2 hereof, either Party may assign this Agreement without consent to an Acquiror (as defined below) of such Party or to an Affiliate, or allow this Agreement to be assumed by such Acquiror or Affiliate so long as (a) such Acquiror or Affiliate agrees to be fully bound by the terms and conditions set forth in this Agreement; and (b) this Section will not change the Acquiror or Affiliates’ obligations and restrictions hereunder. As used herein, “Acquiror” shall mean a third party that acquires a majority of the outstanding capital stock of a Party, a third party that acquires a Party in connection with a merger, or a third party that acquires all or substantially all of the assets and on-going business of a Party.

9.3. Law and Venue. This Agreement and all related documents, and all matters arising out of or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington without regard to the conflict of law provisions thereof, and any claim under this Agreement shall be brought in the State of Washington.

9.4. Publicity; Use of Marks. Except as agreed by the Parties in writing (email to suffice) or as required by, or deemed necessary or appropriate to meet or comply with disclosure requirements of, applicable law or regulatory authority, neither Party shall publicize or disclose the terms of this Agreement or make any public statement or announcement regarding this Agreement or the terms hereof without obtaining the prior written approval of the other Party. In particular, neither Party will use the other Party’s name, logos or trademarks in any publicity, advertising or marketing without the other Party’s prior written consent. If a Party grants consent pursuant to this section, such Party will have the right to review and approve in advance, in its sole discretion, the use and the specific form and content of such use, and reserves the right to revoke such consent at any time. Any use of such granting Party’s name, logos or trademarks must immediately cease upon request by the granting Party.

9.5. Force Majeure. Neither Party shall be deemed in default or otherwise liable under this Agreement to the extent it has a delay, failure, or inability to perform its obligations by reason of any fire, earthquake, flood, substantial storm, epidemic, accident, explosion, casualty, strike, lockout, labor controversy, riot, civil disturbance, act of public enemy, embargo, war, act of God, or any municipal, county, state or national ordinance or law, or any executive, administrative or judicial order (which order is not the result of any act or omission which would constitute a default hereunder), or similar cause beyond that Party’s reasonable control. Each party acknowledges that services provided by third parties are beyond the other Party’s reasonable control, and neither Party will be liable for a delay or failure caused by the failure of third-party software or hardware, an interruption, slow-down, or failure of telecommunication or digital transmission links, or other such transmission failure. If such event continues for more than twenty (20) days, either Party may terminate the Agreement upon written notice to the other Party.

Exhibit 10.2
9.6. Relationship of the Parties. The relationship between Zillow and Redfin under this Agreement, as well as the relationship between either Party’s Affiliates, is that of independent contractors. Neither this Agreement nor the cooperation of the parties contemplated herein shall be deemed or construed to create any partnership, joint venture, employment or agency relationship between Redfin and Zillow. Neither Party is, nor shall either Party hold itself out to be, vested with any power or right to bind the other Party contractually or act on behalf of the other Party as a broker, agent or otherwise.

9.7. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. In the event that any provision of this Agreement is determined to be invalid, unenforceable or otherwise illegal, such provision shall be deemed restated, in accordance with applicable law, to reflect as nearly as possible the original intentions of the parties, and the remainder of the Agreement shall be in full force and effect.

9.8. Complete Agreement. This Agreement, including all attachments, if any, contains the entire agreement and understanding between the parties with regard to the subject matter hereof, and supersedes all prior and contemporaneous oral or written agreements and representations. This Agreement may only be modified, or any rights under it waived, by a written agreement signed by both Parties.

9.9. No Third-Party Beneficiary. This Agreement is made and entered into for the sole protection and benefit of the Parties named in this Agreement and is not intended to convey any rights or benefits to any person or third party except as expressly provided in this Agreement.

9.10. Waiver. No delay or failure by either Party to exercise any right or remedy under this Agreement will constitute a waiver of such right or remedy. All waivers must be in writing and signed by an authorized representative of the Party waiving its rights. A waiver by any Party of any breach or covenant shall not be construed as a waiver of any succeeding breach of any other covenant.

9.11. Headings. The headings of the articles and paragraphs contained in this Agreement are inserted for convenience and for reference purposes only and are not intended to be part of or to affect the interpretation of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean to the degree to which a subject or other thing extends, and such phase shall not mean simply “if.” References to “written” or “in writing” include electronic form. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole (including any Exhibits hereto) and not to any particular provision of this Agreement, and all Section and Exhibit references are to this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation.” The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. All references to “dollars” or “$” will be deemed references to the lawful money of the United States of America.

Exhibit 10.2
9.12. Equitable Relief. Each Party agrees that a breach of the provisions of this Agreement relating to the use or disclosure of the other Party’s Confidential Information or a breach of Section 9.1 may result in immediate and irreparable harm to the other Party and that money damages alone may be inadequate to compensate the non-breaching Party. Therefore, in the event of such a breach, the other Party will be entitled to seek equitable relief, including but not limited to a temporary restraining order, temporary injunction or permanent injunction, and the Parties waive any requirement for the securing or posting of any bond in connection with such Claim. The rights granted to the Parties under this provision are in addition to any other remedies available to the Parties under this Agreement, or common or statutory law.

9.13. Survival. The provisions of this Section 9.13, Sections 1.2, 3, 5-8, 9.1 and 9.3, and any other provisions, which by their nature or context are intended to survive any termination or expiration of the Agreement, will survive any termination or expiration of this Agreement. In no event will any termination relieve a Party of the obligation to pay any fees payable to the other Party with respect to the period prior to the effective date of termination.

9.14. Notices. Any notice required or permitted under this Agreement shall be sent to:
If to Redfin, all notices must include a copy sent via email:

Redfin Corporation
Attention: Chief Legal Officer
1099 Stewart St, Suite 600
Seattle, WA 98101
Email: legal@redfin.com

If to Zillow, all notices must include a copy sent via email:

Zillow, Inc.
Attention: General Counsel
1301 Second Avenue, Floor 36
Seattle, WA 98101
Email: legal@zillowgroup.com

9.15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same Agreement. The parties may sign facsimile copies of this Agreement, which shall each be deemed originals.

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Exhibit 10.2

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and effective as of the Effective Date.

REDFIN CORPORATION By: Name: Title: ZILLOW, INC. By: Name: Title:

Exhibit 10.2

Exhibit A

Cash Consideration Amount	Wire Instructions
[*]	[*]

Exhibit 10.2

Exhibit B
Governmental Inquiries

[*]

Exhibit 10.2

Exhibit C
Best Efforts

[*]